Exhibit 99

                              Snap-on Incorporated
                               1997 Annual Report


   Financial Review

   Management's Discussion and Analysis of Results of Operations and Financial Condition

   Results of Operations

   Overview: Net sales in 1997 increased 12.6%. Contributing to the growth were acquisitions, higher unit volume, a shift in product mix in North America to equipment (which is typically a higher price point category than tools), and modest price increases. The translation of foreign-currency-denominated results into U.S. dollars negatively affected sales by two percentage points. Excluding the results of acquisitions completed in 1997, sales rose 7%. All three geographic segments reported higher sales in 1997. In 1996, net sales rose 14.9%, with increases recorded in North America and Europe, and lower sales posted in the Other segment. Sales excluding acquisitions grew 5% in 1996.

   Net earnings increased 14.4% in 1997 and 16.0% in 1996. In both years, the increase was the result of higher sales and continued improvement in operating expenses as a percent of sales. Earnings per share - basic increased 14.4% in 1997 and 17.4% in 1996. Earnings per share - diluted rose 14.6% in 1997 and 16.4% in 1996. In 1996, earnings per share grew at a higher rate than net earnings because of share repurchase programs that reduced the number of common shares outstanding.

   Operating profit before net finance income rose 23.9% in 1997 to $193.6 million, compared with a 24.5% increase in 1996. Since 1992, profits from these manufacturing, marketing and distribution operations have increased at a 30.1% compounded average growth rate. Net finance income rose 11.9% in 1997 to $71.9 million, compared with growth of 1.7% in 1996. A further discussion of the Corporation's financing activities begins at the end of this page.

   (Amounts in thousands)
    except per share data)
                                              1997        1996        1995
   Sales                                $1,672,215  $1,485,279  $1,292,125
   Net earnings                            150,366     131,451     113,330
   Earnings per common share - basic    $     2.47  $     2.16  $     1.84
   Earnings per common share - diluted  $     2.44  $     2.13  $     1.83

   The 1997 year contained 53 weeks; 1996 and 1995 were 52-week years.

   Sales: In 1997, net sales in North America rose 15.8%; 1996's sales increased 10.5%. Continued strength in the dealer organization; several large emissions programs; the introduction of over 265 new products including tool storage units, power tools, air conditioning service equipment, software, and new wheel alignment technology; growth in the Equipment Solutions equipment facilitation and distribution business; acquisitions; and price increases all contributed to the 1997 growth. In 1996, increased sales were the result of higher sales to the dealer channel and national accounts, acquisitions, new product introductions, price increases and a moderately strong U.S. economy. Acquisitions contributing to 1997's higher sales were Mitchell Repair Information Company LLC ("MRIC"), Computer Aided Services, Inc. ("CAS"), and Nu-Tech Industries, Inc., more commonly referred to as Brewco Collision Repair Systems ("Brewco"). The acquisition of the business operations of the John Bean Company ("John Bean") added to the sales growth in 1997 and 1996. Base business sales in 1997 were 10% higher, after a gain of 5% in 1996.

   Net sales in Europe advanced 2.1% for the 1997 year, following an increase of 46.7% in 1996. The translation of European currencies into U.S. dollars and a sluggish economy in many of the countries in the segment slowed the growth rate in 1997, while the acquisitions of Service Equipment France, S.A. and JPL Services, S.A. ("SEF/JPL") and Texo S.r.l. ("Texo") in 1997, and the 1996 acquisition of John Bean, contributed to net sales. Excluding the translation effects of foreign currency, 1997 sales rose 9%, with acquisitions accounting for almost six percentage points of the gain. Sales of both tools and equipment increased in 1997. The 1996 year benefited from contributions from the 1995 acquisition of Herramientas Eurotools, S.A. of Spain ("Eurotools") and the 1996 acquisition of John Bean, higher sales through the dealer channel, and equipment sales related to the start-up of an emissions-testing program in the United Kingdom. The translation of foreign currencies into U.S. dollars negatively affected sales by three percentage points. Excluding acquisitions, sales increased 8% in 1996.

   Net sales in the Other segment increased 2.5% in 1997 after a decline of 1.1% in 1996. The 1997 sales advanced despite difficulties presented by many of the economies in the Asia/Pacific region. Excluding the effects of foreign currency translation, sales were 11% higher, with the 1996 acquisition of Snap-on Tools/PST Africa (Pty.), Ltd. contributing one percentage point to the increase. Both tool and equipment sales in the segment rose for the year. In 1996, growth in tool and equipment sales in Australia was more than offset by a decline in sales in Japan. The strength of the U.S. dollar against the Japanese yen was primarily responsible for the 1996 decrease. In local currency, 1996 sales increased 5%.

   (Amounts in thousands)         1997          1996           1995
   North America sales      $1,317,440    $1,138,016     $1,029,516
   Europe sales                274,353       268,818        183,301
   Other sales                  80,422        78,445         79,308
   Total sales              $1,672,215    $1,485,279     $1,292,125

   The Corporation manufactures, markets and distributes tools, equipment and related services for automotive and industrial service customers around the world using multiple brands sold through multiple channels of distribution. In some instances, it finances the purchase of those products.

   The Corporation uses its financing programs to facilitate sales. Net finance income (defined as income from the Corporation's financing programs net of administrative costs) was $71.9 million in 1997, compared with $64.3 million in 1996 and $63.2 million in 1995. The rise in net finance income in 1997 and 1996 was the result of increases in extended credit receivables and benefits from programs to control related costs. In 1996, an increase in lease receivables also contributed to the rise. The growth was offset in part by the asset securitization program discussed in the next paragraph.

   The Corporation seeks to reduce the asset intensity of its balance sheet that is the result of its financing activities. During 1997, the Corporation sold $25 million in each of the first three quarters, and $50 million in the fourth quarter, of its extended credit receivables, with the proceeds used to pay down short-term debt and for working capital and general corporate purposes. The effect of the asset securitizations is a decline in net finance income offset by an equivalent decline in interest expense. In 1996, the Corporation sold $75 million of extended credit receivables, and has sold a total of $300 million of such receivables since the program's inception in October of 1995. In the fourth quarter of 1997, the Corporation also sold $74 million of net lease receivables. The effect of this sale on future results is discussed in the "Outlook" section of this Discussion. The sale of all of these extended credit and lease receivables in the aggregate has improved the Corporation's after-tax return on net assets by 330 basis points over the last two years.

   Sales per employee, a common measure of productivity, increased 4.9% in 1997 over 1996. Since 1992, sales per employee has grown an average of 6.3% per year.

   During the year, the Corporation increased prices by varying degrees in many of its product groups. List price increases averaged 2.9% in both 1997 and 1996. Promotional activities reduced the revenue realization of these price increases to approximately 1%.

   Operating Profit Before
   Net Finance Income                    Sales per Employee
   (in $ millions)                       in $ thousands

   (CHART)                               (CHART)
   93  86                                 93 125
   94  98                                 94 129
   95  125                                95 137
   96  156                                96 142
   97  194                                97 149

   Cost and profit margins: The gross profit margin was 50.5% in both 1997 and 1996, compared with 51.3% in 1995. The decline in 1996's gross margin was due to a change in business mix resulting from several acquisitions.

   Total operating expenses as a percent of net sales continued to decline. The 1997 percentage was 38.9% compared with 40.0% in 1996 and 41.6% in 1995. Continued improvement in processes and in productivity and a change in business mix contributed to the declines in both years. Total operating expenses were $55.7 million higher in 1997, compared with increases of $56.5 million in 1996 and $27.7 million in 1995. All years' increases were primarily due to acquisitions.

   The operating income margin improved to 15.9% in 1997 from 14.8% in 1996 and 14.6% in 1995. The 1997 increase was the result of a reduction in operating expenses as a percent of sales. In 1996, lower operating expenses as a percent of sales more than offset the lower gross margin.

   Research & Development          Operating Expenses as a
   in $ millions                   Percent of Net Sales
   (CHART)                         (CHART)
   93  28                          93 45.0
   94  31                          94 42.7
   95  34                          95 41.6
   96  42                          96 40.0
   97  47                          97 38.9

   Margin Analysis      Net Sales      Gross     Operating
   (CHART)              (in $          Profit    Income
                         millions)     Margin    Margin
              93          1,132        532.6%     13.0%
              94          1,194         51.0%     13.3%
              95          1,292         51.3%     14.6%
              96          1,485         50.5%     14.8%
              97          1,672         50.5%     15.9%

   In 1997, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," and SFAS No. 128, "Earnings per Share." The adoption of these standards did not have a material impact on the consolidated financial statements.

   Other income and expenses: Interest expense recorded in 1997 was $17.7 million, compared with $12.6 million in 1996 and $13.3 million in 1995. The 1997 increase was due to higher average levels of debt outstanding. The decrease in 1996 was primarily due to the effects of the asset securitization program. The increase in Other Expense in 1997 was primarily because of the deduction of minority interest income in connection with the Corporation's 50% ownership of MRIC, and an increase in the loss from foreign currency transactions.

   Foreign currency: The Corporation operates in a number of countries and, as a result, is exposed to changes in exchange rates. Most of these exposures are managed on a consolidated basis to take advantage of natural offsets through netting. To the extent that the net exposures are hedged, forward contracts are used. Refer to Note 7 for a discussion of the Corporation's accounting policies for the use of derivative instruments.

   (Amounts in thousands)            1997        1996        1995
   Interest expense              $(17,654)   $(12,649)   $(13,327)
   Interest income                  1,163       2,134       3,222
   Other income (expense)         (10,370)     (1,358)      1,350
   Total other expense           $(26,861)   $(11,873)   $ (8,755)

   Income taxes: The Corporation's effective tax rate was 37.0% in 1997, 1996 and 1995. For additional information about the Corporation's tax position and activities, see Note 6.

   Other matters: During 1997, the Corporation acquired full or partial ownership of six new business operations for an aggregate purchase price of $62.9 million. These operations are a 50% interest in The Thomson Corporation's Mitchell Repair Information business, a 70% interest in Texo, and 100% interest in SEF/JPL, CAS, Brewco and the Hofmann Werkstatt-Technik GmbH ("Hofmann") business operations.

   MRIC is a major provider of print and electronic versions of vehicle mechanical and electrical system repair information to repair and service establishments throughout North America. The acquisition enables the Corporation to offer a complete package of integrated information and business services to vehicle repair centers around the world. The integration of the vehicle repair database into the Corporation's diagnostics equipment is also an important benefit of the relationship. Snap-on will purchase the remainder of MRIC within the next four years.

   SEF, which was merged with Snap-on Equipment France, is a distributor of automotive service and repair equipment in France. Its subsidiary, JPL, is a French provider of service and repair for equipment products.

   CAS is a developer of repair shop management systems, point-of- sale systems and diagnostics equipment sold in the United States.

   Texo is an Italian manufacturer of lifts for motor vehicles including automobiles, heavy-duty trucks and motorcycles. It sells its products primarily in Europe, with a growing presence in other regions of the world.

   Brewco is a U.S. manufacturer and marketer of frame-straightening and other collision repair equipment with leading technology, providing the Corporation with an entry into this large, important industry.

   Hofmann is a German-based leading producer of under-car equipment including wheel balancers, lifts, tire changers and aligners. Hofmann's product line has minimal overlap with Snap-on's current product and geographic footprint. Its products are sold in Europe, North America and the Asia/Pacific region.

   Subsequent to the end of 1997, there was a settlement of litigation related to the 1995 termination of an emissions-testing program and related contracts in the State of Texas. As a result, the obligation under a guaranty previously recorded by the Corporation in Other Long-term Liabilities has been satisfied. The Corporation also will be receiving payments toward the remaining receivables previously recorded, which reflect amounts expected to be received under an indemnity. Refer to Note 12 for an expanded discussion of this subject.

   The Corporation is conducting a comprehensive review of its products, computer systems and software to identify those that may require modification so that they will function properly in the Year 2000. This review is being conducted through a committee, which has the responsibility to identify, evaluate and implement necessary changes to achieve a Year 2000 date conversion with no disruption to business operations. The committee has communicated with suppliers, dealers, financial institutions and others with whom the Corporation does business, to coordinate the Year 2000 conversion. Conversion efforts are under way, and for a significant portion of the Corporation's internal systems this conversion is an incidental consequence of the ongoing implementation of a new enterprise-wide client/server computing system in North America. However, some internal testing and conversion is required at other geographic locations. Based upon its review and analysis to date, the Corporation believes that the Year 2000 conversion will not have a material effect on the Corporation's financial position or results of operations.

   Stock repurchase program: At its June 1997 meeting, the board of directors authorized the repurchase of up to $100 million of the Corporation's common stock. At the end of 1997, substantially all of the authorization remained available. In addition, an authorization by the board of directors is currently in effect to repurchase common shares of the Corporation in an amount equivalent to the number of shares issued in connection with the exercise of options, employee and dealer stock purchase programs, and other similar issuances. The intent of this authorization is to prevent dilution of shareholders' interests. In 1997, 986,333 shares of the Corporation's common stock were repurchased, following the buyback of 615,750 shares in 1996.

   Financial Condition

   Overview: The Corporation continued its commitment to a strong financial position and solid capital structure in 1997. At the end of 1997, the ratio of total debt to total capital declined to 16.4% from 17.3% as of year-end 1996, reflecting strong cash flow from the sale of extended credit and lease receivables that enabled the Corporation to invest in its businesses and satisfy its obligations without increasing its total debt.

   Return on Net Assets
   Employed Before
   Interest and Taxes              Total Debt to Total Capital
   in percent                      in percent
   (CHART)                         (CHART)
   93  18.6                        93  19.3
   94  18.7                        94  13.5
   95  21.1                        95  18.5
   96  24.4                        96  17.3
   97  25.1                        97  16.4

   Liquidity: In 1997, the Corporation's working capital decreased by $6.8 million following an increase of $65.3 million in 1996. The sale of extended credit and lease receivables during 1997 more than offset the negative effects of several other components of working capital, primarily inventories. Acquisitions accounted for most of the increase in 1996. The ratio of current assets to current liabilities was 2.9 to 1 at the end of 1997, compared with 3.0 to 1 at the end of 1996. Cash and cash equivalents were $25.7 million at the end of 1997, an increase of $10.3 million from year-end 1996's $15.4 million.

   Accounts receivable decreased $112.1 million to $539.6 million. The decline in accounts receivable was the result of the extended credit receivables securitization program discussed previously and in Note 4. Exclusive of the asset securitization effected in 1997, receivables increased by $86.9 million, reflecting acquisitions and continued strong growth in extended credit installment contracts and lease originations generated by the Corporation. At the end of 1997, these financing instruments represented approximately one-third of the Corporation's accounts receivable. The majority of accounts receivable at the end of 1997 included those from dealers, industrial customers and governments. The percentage of total write-offs for bad debts represented 2.0% of average accounts receivable in 1997, an increase from 1.5% in 1996, reflecting a more difficult environment for credit collections. The Corporation's ratio, however, remains significantly below that of the credit industry.

   Inventories increased by $103.4 million to $373.2 million, primarily because of acquisitions, the need to build the majority of emissions-testing equipment well in advance of its sale, and higher-than-planned inventory of product purchased from outside sources. Excluding acquisitions, inventories were $78.7 million higher at the end of 1997 than the $269.8 million reported at the close of 1996.

   (Amounts in thousands)            1997           1996
   Current assets              $1,021,709     $1,017,324
   Current liabilities            352,530        341,371
   Working capital             $  669,179     $  675,953
   Current ratio                 2.9 to 1       3.0 to 1

   Short-term debt at the end of 1997 was $24.0 million, a slight increase over the $23.3 million at the 1996 year-end. Current maturities of long-term debt at the end of 1997 and 1996 were $0.4 million and $0.3 million, respectively. In addition, at year-end 1997, the Corporation had $51.0 million in short-term commercial notes payable outstanding that were classified as long-term, since it is the Corporation's intent, and it has the ability, to refinance this debt on a long-term basis, supported by its $100 million revolving credit facility. The Corporation has on file a $300 million shelf registration that allows the Corporation to issue from time to time up to $300 million of unsecured indebtedness. Of this amount, $100 million aggregate principal amount of its notes has been issued to the public.

   These sources of borrowing, coupled with cash from operations, are sufficient to support working capital requirements, finance capital expenditures, make acquisitions, repurchase common stock and pay dividends. The Corporation's high credit rating over the years has ensured that external funds are available at a reasonable cost. At the end of 1997, the Corporation's long-term debt was rated Aa3 and AA by Moody's Investor Service and Standard & Poor's, respectively. The strength of the Corporation's balance sheet provides the financial flexibility to respond to both internal growth opportunities and those existing through acquisition.

   Cash Flow*                      Capital Expenditures
   in $ millions                   in $ millions
   (CHART)                         (CHART)
   93  118                         93 33
   94  128                         94 42
   95  145                         95 32
   96  163                         96 52
   97  189                         97 55

   *Net income plus depreciation and amortization

   Capital expenditures/Depreciation and amortization: Capital expenditures for 1997 totaled $55.4 million, an increase of $3.1 million over 1996. Investments for the year included the upgrade and integration of the Corporation's computer systems, and the normal addition, replacement and upgrade of manufacturing and distribution facilities and equipment. The Corporation anticipates that capital expenditures in 1998 will total $45 million to $50 million.

   Depreciation for 1997 was $29.7 million, up $3.1 million from 1996. The growth was driven by increased capital spending in 1996 and by acquisitions. Amortization expense in 1997 was $8.7 million, an increase of $3.5 million from 1996. Acquisitions accounted for the higher expense.

   (Amounts in thousands)             1997        1996
   Capital expenditures            $55,442     $52,333
   Depreciation                     29,724      26,644
   Amortization                      8,653       5,235

   Dividends: At its June 1997 meeting, the board of directors declared a 5.0% increase in the quarterly dividend on the Corporation's common stock, raising the annual dividend rate to $.84 per share. The Corporation has paid consecutive quarterly dividends since 1939.

                                           1997        1996
   Cash dividends paid (in thousands)   $49,888     $46,323
   Cash dividends per common share      $   .82     $   .76
   Cash dividends as a % of net income    33.2%       35.2%

   Outlook: Subsequent to the end of 1997, the Corporation announced that it expects increased operating results and strong sales growth in 1998, despite the presently anticipated negative effect of foreign currency. First quarter 1998 earnings per share, however, could be approximately even with the year-ago period.

   The primary factors affecting the first quarter include a temporary change in the Corporation's business mix due to its leading participation in several large state emissions programs that are expected to be completed early in 1998. Emissions equipment carries lower margins than the corporate average but provides an important installed base on which future revenues can be generated through software updates, add-on sales and equipment service. Also, the fourth quarter 1997 acquisition of Hofmann is expected to be dilutive in the first quarter. Finally, the Corporation's fourth quarter 1997 sale of a majority of its lease portfolio will have a short-term negative impact on earnings, particularly in the first quarter. This transaction did, however, contribute to the 330-basis-point improvement over the last two years in the Corporation's after-tax return on net assets.

   The Corporation's present exposure to economic uncertainty in the Asia/Pacific region is not material to its consolidated results or financial position.

   "Safe Harbor": "Forward-looking statements" in this document are statements that are not historical facts, including statements that include the words "believes," "expects," "anticipates," "estimates" or words with similar meanings with reference to the Corporation or management; specifically identified as forward-looking; or describing the Corporation's or management's future plans, objectives or goals. The Corporation or its representatives may also make similar forward-looking statements from time to time orally or in writing. The Corporation cautions the reader that these statements are subject to risks, uncertainties and other factors that could cause (and in some cases have caused) actual results to differ materially from those described in any such statement. Some of those factors are discussed below, as well as elsewhere in this document, and in the Corporation's Securities and Exchange Commission filings. The Corporation operates in a continually changing business environment, and new factors emerge from time to time. The Corporation cannot predict such factors, nor can it assess the impact, if any, of such factors on the Corporation or its results. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The failure of the Corporation to be successful in addressing these factors could cause actual results to differ from those discussed in any forward-looking statement.

   The Corporation's ability to meet its performance objectives and to achieve results that may be described in any forward-looking statement is dependent upon both macro-environmental factors and factors related specifically to the Corporation or the industries in which it participates. These include, but are not limited to, the following:

   The Corporation's ability to withstand external negative factors including changes in trade, monetary and fiscal policies, laws and regulations, or other activities of governments or their agencies; significant changes in the current competitive environment; inflation; or currency exchange fluctuations;

   The degree of the Corporation's success in executing its multiple brands/multiple channels strategy on a global basis and in integrating its acquisitions;

   The maintenance of the positive relationship between the Corporation and its franchisees that currently exists;

   The Corporation's achievement of a high level of productivity improvements, which could be attained through activities that would include cost savings programs, changes in the composition of the work force, and realization of synergies related to both its base business and acquisitions;

   The continuation of good relations with the Corporation's employees;

   The implementation of government-mandated, emissions-testing programs in those U.S. states, especially California and New York, which would provide a return on the prior investment that was necessary in order for the Corporation to participate in such programs; and

   The Corporation's ability to manufacture, distribute and/or record the sale of products during the implementation of a new computer system involving the replacement of hardware and software components and the enterprise-wide linking of all functions.

   Consolidated Statements of Earnings

   (Amounts in thousands except share data)  1997       1996        1995
   Net sales                           $1,672,215 $1,485,279  $1,292,125
   Cost of goods sold                     828,387    734,495     628,634
                                       ---------- ----------  ----------
   Gross profit                           843,828    750,784     663,491
   Operating expenses                     650,182    594,527     538,021
                                       ---------- ----------  ----------
   Operating profit before net
    finance income                        193,646    156,257     125,470
   Net finance income                      71,891     64,269      63,174
                                       ---------- ----------  ----------
   Operating income                       265,537    220,526     188,644
   Interest expense                       (17,654)   (12,649)    (13,327)
   Other income (expense) - net            (9,207)       776       4,572
                                       ---------- ----------  ----------
   Earnings before income taxes           238,676    208,653     179,889
   Income taxes                            88,310     77,202      66,559
                                       ---------- ----------  ----------
   Net earnings                        $  150,366 $  131,451  $  113,330
                                       ========== ==========  ==========
   Earnings per weighted average
    common share - basic               $     2.47 $     2.16  $     1.84
   Earnings per weighted average
    common share - diluted             $     2.44 $     2.13  $     1.83
                                       ---------- ----------  ----------
   Weighted average common shares
       outstanding - basic             60,845,467 60,967,865  61,510,500
   Common stock equivalents               840,841    624,947     394,473
                                       ---------- ----------  ----------
   Weighted average common shares
       outstanding - diluted           61,686,308 61,592,812  61,904,973
                                       ---------- ----------  ----------

   The accompanying notes are an integral part of these statements.

   Consolidated Balance Sheets

   (Amounts in thousands except share data) Jan. 3, 1998  Dec. 28, 1996
   Assets
   Current assets
   Cash and cash equivalents                  $   25,679     $   15,350
   Accounts receivable, less allowance
    for doubtful accounts of $20.6 million
    in 1997 and $16.9 million in 1996            539,589        651,739
   Inventories                                   373,155        269,750
   Prepaid expenses and other assets              83,286         80,485
                                              ----------     ----------
   Total current assets                        1,021,709      1,017,324

   Property and equipment - net                  265,765        245,294
   Deferred income tax benefits                   55,699         55,413
   Intangible and other assets                   298,184        202,757
                                              ----------     ----------
   Total assets                               $1,641,357     $1,520,788
                                              ==========     ==========
   Liabilities and shareholders' equity
   Current liabilities
   Accounts payable                           $   91,553     $   89,310
   Notes payable and current maturities
    of long-term debt                             23,951         23,274
   Accrued compensation                           43,712         36,467
   Dealer deposits                                43,848         51,036
   Accrued income taxes                           14,831         11,366
   Deferred subscription revenue                  29,265              -
   Other accrued liabilities                     105,370        129,918
                                              ----------     ----------
   Total current liabilities                     352,530        341,371

   Long-term debt                                151,016        149,804
   Deferred income taxes                          11,824          7,027
   Retiree health care benefits                   86,936         84,593
   Pension and other long-term liabilities       146,914        109,832
                                              ----------     ----------
   Total liabilities                             749,220        692,627

   Shareholders' equity
   Preferred stock - authorized 15,000,000
    shares of $1 par value; none outstanding           -              -
   Common stock - authorized 250,000,000
    shares of $1 par value; issued 66,472,127
    and 65,971,917 shares                         66,472         65,972
   Additional paid-in capital                     82,758         66,506
   Retained earnings                             938,963        838,484
   Foreign currency translation adjustment       (30,385)       (13,930)
   Treasury stock at cost - 5,956,313 and
    5,186,550 shares                            (165,671)      (128,871)
                                              ----------     ----------
   Total shareholders' equity                    892,137        828,161
                                              ----------     ----------
   Total liabilities and shareholders'
    equity                                    $1,641,357     $1,520,788
                                              ==========     ==========

   The accompanying notes are an integral part of these statements.

   Consolidated Statements of Shareholders' Equity

   (Amounts in thousands except share data)   1997      1996      1995
   Common stock
   Amount at beginning of year            $ 65,972  $ 43,571  $ 43,128
   Shares issued under stock
    purchase and option plans                  480       410       425
   Three-for-two stock split                     -    21,971         -
   Dividend reinvestment plan                   20        20        18
                                          --------   -------   -------
   Amount at end of year                    66,472    65,972    43,571

   Additional paid-in capital
   Amount at beginning of year              66,506    74,250    61,827
   Additions from stock purchase
   and option plans                         10,940    12,436    11,778
   Tax benefit from certain stock
    options and other items                  2,128     1,031         -
   Treasury reissuances                      2,380         -         -
   Three-for-two stock split                     -   (21,971)        -
   Dividend reinvestment plan                  804       760       645
                                          --------   -------   -------
   Amount at end of year                    82,758    66,506    74,250

   Retained earnings
   Amount at beginning of year             838,484   753,356   684,139
   Net earnings for the year               150,366   131,451   113,330
   Dividends per share paid in
    cash - $.82 in 1997, $.76 in
    1996 and $.72 in 1995                  (49,887)  (46,323)  (44,113)
                                          --------   -------   -------
   Amount at end of year                   938,963   838,484   753,356

   Foreign currency translation adjustment
   Amount at beginning of year             (13,930)  (10,758)  (13,384)
   Net currency translation
    adjustment for the year                (16,455)   (3,172)    2,626
                                          --------   -------   -------
   Amount at end of year                   (30,385)  (13,930)  (10,758)

   Treasury stock at cost
   Amount at beginning of year            (128,871) (109,687)   (9,312)
   Treasury stock reissued                   5,524         -         -
   Treasury stock purchased                (42,324)  (19,184) (100,375)
                                          --------   -------   -------
   Amount at end of year                  (165,671) (128,871) (109,687)
                                          --------   -------   -------
   Total shareholders' equity             $892,137  $828,161  $750,732
                                          ========  ========  ========

   The accompanying notes are an integral part of these statements.

   Consolidated Statements of Cash Flows

   (Amounts in thousands)                        1997      1996      1995
   Operating activities
   Net earnings                              $150,366  $131,451  $113,330
   Adjustments to reconcile net
    earnings to net cash provided
    by operating activities:
     Depreciation                              29,724    26,644    25,503
     Amortization of intangibles                8,653     5,235     6,031
     Deferred income tax provision             11,814     8,398   (10,098)
     (Gain) loss on sale of assets                114      (876)     (236)
   Changes in operating assets and
    liabilities, net of effects of
    acquisitions:
     (Increase) decrease in receivables       133,171   (29,591)  (18,267)
     (Increase) in inventories                (87,502)  (10,543)     (121)
     (Increase) decrease in
       prepaid expenses                          (770)    3,361    (3,989)
     (Increase) decrease in other
       noncurrent assets                      (19,129)    6,679    (7,627)
     Increase (decrease) in accounts
       payable                                (16,562)   12,069    10,786

     Increase (decrease) in accruals,
      deposits and other long-term
      liabilities                             (14,985)  (16,427)   49,961
                                             --------  --------  --------
   Net cash provided by operating activities  194,894   136,400   165,273

   Investing activities
   Capital expenditures                       (55,442)  (52,333)  (31,581)
   Acquisitions of businesses                 (62,947)  (38,553)  (37,965)
   Disposal of property and equipment           2,159     3,317     5,961
                                             --------  --------  --------
   Net cash used in investing activities     (116,230)  (87,569)  (63,585)

   Financing activities
   Payment of long-term debt                   (7,802)   (9,902)     (150)
   Increase in long-term debt                       -     3,205   100,013
   Increase (decrease) in short-term
    borrowings - net                           10,579     7,888   (62,391)
   Purchase of treasury stock - net           (36,800)  (19,184) (100,375)
   Proceeds from stock purchase and
    option plans                               16,752    14,656    12,866
   Cash dividends paid                        (49,888)  (46,323)  (44,113)
                                             --------  --------  --------
   Net cash used in financing activities      (67,159)  (49,660)  (94,150)

   Effect of exchange rate changes on cash     (1,176)      (32)     (342)
                                             --------  --------  --------
   Increase (decrease) in cash and
    cash equivalents                           10,329      (861)    7,196
   Cash and cash equivalents at
    beginning of year                          15,350    16,211     9,015
                                             --------  --------  --------
   Cash and cash equivalents at
    end of year                             $  25,679 $  15,350 $  16,211
                                            ========= ========= =========

   The accompanying notes are an integral part of these statements.

   Notes to Consolidated Financial Statements

   Note 1 - Summary of Accounting Policies

   A summary of significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows:

   a. Nature of operations: The Corporation is a leading global developer, manufacturer and distributor of hand tools, power tools, tool storage products, shop equipment, under-hood diagnostics equipment, under-car equipment, emissions and safety equipment, collision repair equipment, vehicle service information, and business management systems and services. The Corporation's customers include professional automotive technicians, shop owners, franchised service centers, national accounts, original equipment manufacturers, and industrial tool and equipment users worldwide.

   b. Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   c. Principles of consolidation: The consolidated financial statements include the accounts of the Corporation and its subsidiaries, all of which are wholly owned with the exception of Mitchell Repair Information Company ("MRIC"), Edge Diagnostic Systems, Texo S.r.l., and Snap-on Tools/PST Africa (Pty) Ltd. Significant intercompany accounts and transactions have been eliminated.

   d. Accounting period: The Corporation's accounting period ends on the Saturday nearest December 31. The 1997, 1996 and 1995 years ended on January 3, 1998, December 28, 1996 and December 30, 1995. The 1997 year contained 53 weeks; 1996 and 1995 were 52-week years.

   e. Cash equivalents: The Corporation considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.

   f. Inventories: Inventories, consisting of manufactured products and merchandise for resale, are stated at the lower of cost or market. Inventories accounted for using the last-in, first-out (LIFO) method approximated 65% and 73% of total inventory as of year-end 1997 and 1996. Remaining inventories are generally determined using the first-in, first-out (FIFO) cost method. For detailed inventory information, refer to
   Note 2.

   g. Property and equipment: Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided on a straight-line basis over estimated useful lives. Accelerated depreciation methods are used for income tax purposes. Capitalized software included in property and equipment reflects costs related to internally developed or purchased software for internal use that are capitalized and amortized on a straight-line basis over periods not exceeding seven years. For detailed property and equipment information, refer to Note 3.

   h. Intangibles: During 1997, the Corporation made six acquisitions with an aggregate purchase price of $62.9 million. During 1996, the Corporation made three acquisitions with an aggregate purchase price of $38.6 million. Pro forma results of operations are not presented, as the effect of these acquisitions is not material. Goodwill arising from business acquisitions is included in Intangible and Other Assets in the accompanying consolidated balance sheets and is being amortized principally over 20 years on a straight-line basis. The Corporation continually evaluates the existence of goodwill impairment on the basis of whether the goodwill is fully recoverable from projected, undiscounted net cash flows of the related business unit. Should an impairment be identified, the loss would be measured as the difference between the current fair value of the asset and the carrying value.

   In the first quarter of 1997, the Corporation acquired a 50% interest in The Thomson Corporation's Mitchell Repair Information business at a purchase price of $40.2 million. The Corporation is obligated to purchase the remainder of this business within the next four years.

   Goodwill, net of accumulated amortization, was $121.3 million and $80.8 million at the end of 1997 and 1996. Goodwill amortization was $6.9 million, $4.8 million and $3.9 million for 1997, 1996 and 1995. Accumulated amortization of goodwill was $25.0 million and $18.1 million at the end of 1997 and 1996.

   i. Research and engineering: Research and engineering costs are charged to expense in the year incurred. For 1997, 1996 and 1995, these costs were $46.5 million, $42.4 million and $33.9 million.

   j. Income taxes: Deferred income taxes are provided for temporary differences arising from differences in the bases of assets and liabilities for tax and financial reporting purposes. Deferred income taxes are recorded on temporary differences at the tax rate expected to be in effect when the temporary differences reverse. For detailed tax information, refer to Note 6.

   k. Foreign currency translation: The financial statements of the Corporation's foreign subsidiaries are translated into U.S. dollars in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, "Foreign Currency Translation." Net assets of certain foreign subsidiaries are translated at current rates of exchange, and income and expense items are translated at the average exchange rate for the year. The resulting translation adjustments are recorded directly into a separate component of shareholders' equity. Certain other translation adjustments and transaction gains and losses are reported in net income and were not material in any year.

   l. Revenue recognition: The Corporation recognizes revenues at the time that products are shipped or the time that services are performed. Franchise fee revenue is recognized as the fees are earned. Revenue from franchise fees was not material in any year. Subscription revenue is recognized over the life of the subscription. The total amount of subscription revenue was not material in any year.

   m. Net finance income: Net finance income consists of installment contract income, dealer start-up loan receivable income and lease income, all net of related administrative expenses.

   n. Advertising and promotion expense: Production costs of future media advertising are deferred until the advertising occurs. All other advertising and promotion costs are generally expensed when incurred.

   o. Warranty expense policy: The Corporation provides product warranties for specific product lines and accrues for estimated future warranty costs in the period that the sale was recorded.

   p. Accounting standards: In 1997, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," and SFAS No. 128, "Earnings per Share." The adoption of these standards had no material impact on the consolidated financial statements.

   q. Reclassified prior-year amounts: Certain prior-year amounts have been reclassified to conform with current-year presentation.

   r. Per share data: In June of 1996, the board of directors approved a three-for-two split of the Corporation's common stock, which was distributed on September 10, 1996, to shareholders of record on August 20, 1996. All prior-year per-share and weighted average share information has been retroactively restated.

   Note 2 - Inventories

   The components of the Corporation's inventory were as follows:

   (Amounts in thousands)                      1997         1996
   Finished stock                         $ 366,324    $ 271,785
   Work in process                           42,384       42,483
   Raw materials                             66,008       62,057
   Excess of current cost over LIFO cost   (101,561)    (106,575)
                                          ---------    ---------
   Total inventory                        $ 373,155    $ 269,750

   Note 3 - Property and Equipment

   The Corporation's property and equipment values, which are carried at cost, were as follows:

   (Amounts in thousands)                   1997         1996
   Land                                $  23,980    $  24,337
   Buildings and improvements            163,596      166,764
   Machinery and equipment               341,875      319,138
                                       ---------    ---------
                                         529,451      510,239
   Less: accumulated depreciation       (263,686)    (264,945)
                                       ---------    ---------
   Property and equipment - net        $ 265,765    $ 245,294

   The estimated service lives of property and equipment are principally as follows:

   Buildings and improvements                 5 to 50 years
   Machinery and equipment                    3 to 15 years
   Computer software                           3 to 7 years
   Transportation vehicles                     2 to 5 years

   Note 4 - Receivables

   Accounts receivable include installment receivable amounts that are due beyond one year from balance sheet dates. These amounts were approximately $15.6 million and $47.6 million at the end of 1997 and 1996. Gross installment receivables amounted to $174.0 million and $422.2 million at the end of 1997 and 1996. Of these amounts, $14.6 million and $42.4 million represented unearned finance charges at the end of 1997 and 1996.

   In 1997, the Corporation created CreditCorp SPC, LLC ("CreditCorp"), a bankruptcy remote, special purpose entity, the sole purpose of which is to sell to various financial institutions dealer loan receivables, extended credit customer accounts receivable and equipment lease receivables. These receivables are secured by the underlying inventory, tools or equipment financed. CreditCorp is a separate corporate entity with its own separate creditors that will be entitled to be satisfied out of its assets prior to the distribution of any value to its shareholders.

   CreditCorp has an agreement with a financial institution to sell, on an ongoing basis and with full recourse to the Corporation, up to $77.0 million of secured dealer loan receivables. These receivables are created through the financing of franchise dealer operations. During 1997 and 1996, the Corporation sold $31.5 million and $31.6 million of these receivables to the financial institution. At the end of 1997 and 1996, $67.4 million and $56.5 million remained outstanding.

   CreditCorp has also entered into a facility that provides for the sale, with limited recourse, of an undivided interest in a pool of secured extended credit customer accounts receivable to a third-party financial institution. As of January 3, 1998, $300.0 million of interest-bearing installment receivables were sold under this facility on a revolving basis. As of December 28, 1996, $175.0 million of receivables were sold under this facility. The agreement for revolving purchases terminates in October 1998.

   In December 1997, CreditCorp sold, with limited recourse, $73.7 million of equipment lease receivables to a third-party financial institution.

   Generally, the recourse provisions for the above securitizations require the Corporation to provide for the deficiency, if any, that results from the repossession and subsequent sale of collateral in a default situation. The Corporation maintains credit reserves, pursuant to these recourse provisions which are based on the Corporation's best estimates of probable losses under such provisions. The reserves were not material as of January 3, 1998, and December 28, 1996. The Corporation does not receive collateral from any party to the securitizations, nor does the Corporation have any risk of counterparty non-performance.

   In December 1996, the Corporation made the determination to sell on an ongoing basis equipment lease receivable originations to a third-party financial institution. During 1997, the Corporation sold, with no recourse, $50.9 million of these lease receivables.

   All transactions are reflected as sales of accounts receivable in the accompanying Consolidated Balance Sheets and as increases to operating cash flows in the accompanying Consolidated Statements of Cash Flows. The impact of these sales on the Consolidated Statements of Earnings was not material.

   Note 5 - Short-term and Long-term Debt

   Notes payable to banks under bank lines of credit totaled $23.6 million and $22.9 million at the end of 1997 and 1996.

   Commercial notes payable totaled $51.0 million and $42.0 million at the end of 1997 and 1996. The commercial paper outstanding at year-end is classified as long-term debt, since it is the Corporation's intent and it has the ability (supported by a $100 million revolving credit facility) to refinance the debt on a long-term basis.

   Under the terms of a $100 million revolving credit commitment entered into by the Corporation in 1997, borrowings can be made at the London Interbank Offered Rate in effect at the time of such borrowings plus .095% and may be fixed for periods ranging from one to 12 months under reborrowing provisions of the commitment. Under the commitment, the Corporation must also maintain a specific level of consolidated tangible net worth and meet certain leverage and subsidiary indebtedness ratios. In addition, certain capital transactions are restricted. At the end of 1997, the Corporation was in compliance with all covenants of the commitment. This commitment terminates on September 5, 2002. There were no borrowings under this revolving credit commitment as of January 3, 1998 and December 28, 1996.

   Maximum short-term debt outstanding at the end of any month was $177.4 million in 1997 and $64.9 million in 1996. The average short-term debt outstanding was $117.6 million in 1997 and $41.9 million in 1996. The weighted average interest rates on short-term debt were 5.5% in 1997 and 6.0% in 1996. The weighted average interest rates on long-term and short-term debt outstanding at January 3, 1998 and December 28, 1996 were 6.3% and 6.4%.

   The Corporation's long-term debt consisted of the following:

   (Amounts in thousands)                   1997         1996
   Senior unsecured indebtedness        $100,000     $100,000
   Borrowings supported by a
     revolving credit commitment          51,000       42,000
   Other long-term debt                      368        8,129
                                        --------     --------
                                         151,368      150,129
   Less: current maturities                 (352)        (325)
                                        --------     --------
   Total long-term debt                 $151,016     $149,804

   The annual maturities of the Corporation's long-term debt due in the next five years are $0.4 million in 1998 and $51.0 million in 2002.

   In September 1994, the Corporation filed a registration statement with the Securities and Exchange Commission that allows the Corporation to issue from time to time up to $300.0 million of unsecured indebtedness. In October 1995, the Corporation issued $100.0 million of its notes to the public. The notes require payment of interest on a semiannual basis at a rate of 6.625% and mature in their entirety on October 1, 2005. The proceeds of this issuance were used to repay a portion of the Corporation's outstanding commercial paper and for working capital and general corporate purposes.

   Interest payments on debt and on other interest-bearing obligations were $17.5 million, $13.2 million and $13.0 million for 1997, 1996 and 1995.

   Note 6 - Income Taxes

   Earnings before income taxes consisted of the following:

   (Amounts in thousands)                   1997      1996      1995
   U.S.                                 $210,966  $172,553  $153,423
   Foreign                                27,710    36,100    26,466
                                        --------  --------  --------
   Total                                $238,676  $208,653  $179,889

   The provision for income taxes consisted of the following:

   (Amounts in thousands)                   1997      1996      1995
   Current:
     Federal                             $60,551   $55,949  $ 57,328
     Foreign                               7,555    13,803    10,250
     State                                 8,390     8,997     9,079
                                        --------  --------  --------
   Total current                          76,496    78,749    76,657

   Deferred:
     Federal                               8,493      (615)   (8,895)
     Foreign                               1,865      (428)     (176)
     State                                 1,456      (504)   (1,027)
                                        --------  --------  --------
   Total deferred                         11,814    (1,547)  (10,098)
                                        --------  --------  --------
   Total income tax provision            $88,310   $77,202  $ 66,559

   A reconciliation of the Corporation's effective income tax rate to the statutory federal tax rate follows:

                                            1997      1996      1995
   Statutory federal income
     tax rate                              35.0%     35.0%     35.0%
   Increase (decrease) in tax
     rate resulting from:
     State income taxes,
       net of federal benefit               2.8       2.4       2.5
     Foreign sales corporation
       tax benefit                         (1.2)     (1.5)     (1.8)
     Other                                  0.4       1.1       1.3
                                        --------  --------  --------
   Effective tax rate                      37.0%     37.0%     37.0%

   Temporary differences that give rise to the net deferred tax benefit are as follows:

   (Amounts in thousands)                  1997      1996      1995
   Current deferred income
     tax benefit:
     Inventories                       $ 18,294  $ 14,599  $ 16,534
     Accruals and reserves not
       currently deductible              26,820    36,372    15,136
     Other                                 (491)       56     2,956
                                       --------  --------  --------
   Total current (included in
     prepaid expenses)                   44,623    51,027    34,626

   Long-term deferred income
     tax benefit:
     Employee benefits                   61,017    57,299    50,017
     Net operating losses                23,277    23,585    30,313
     Depreciation                       (22,363)  (13,409)  (18,118)
     Other                               (3,398)   (6,528)    4,661
     Valuation allowance                (14,658)  (12,561)  (10,162)
                                       --------  --------  --------
   Total long-term                       43,875    48,386    56,711
                                       --------  --------  --------
   Net deferred income
     tax benefit                       $ 88,498  $ 99,413  $ 91,337

   At January 3, 1998, the Corporation had tax net operating loss carryforwards ("NOLs") totaling $67.6 million as follows:

   (Amounts in millions)                 U.S.   Foreign     Total
   Year of Expiration:
     1999                              $  -       $ 0.4     $ 0.4
     2000                                 3.7       0.8       4.5
     2001                                 -         1.7       1.7
     2002                                 1.3       2.2       3.5
     2003                                10.2       -        10.2
     2004                                 1.6       -         1.6
     2005                                14.0       0.4      14.4
     2006                                 9.3       0.2       9.5
     2007                                 1.1       -         1.1
     2009                                 -         0.5       0.5
     2010                                 3.8       1.7       5.5
     2011                                 -         2.3       2.3
     Indefinite                           -        12.4      12.4
                                       --------  --------  --------
                                        $45.0     $22.6     $67.6

   In accordance with current accounting standards, a valuation allowance totaling $14.7 million, $12.6 million and $10.2 million in 1997, 1996 and 1995 has been established for deferred income tax benefits related to certain subsidiary loss carryforwards that may not be realized. Included in this valuation allowance is $6.7 million that relates to the deferred tax assets recorded from acquisitions. Any tax benefits subsequently recognized for these deferred tax assets will be allocated to goodwill.

   Realization of the net deferred tax assets is dependent on generating sufficient taxable income prior to their expiration. Although realization is not assured, management believes it is more likely than not that the net deferred tax asset will be realized. The amount of the net deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

   The undistributed earnings of all subsidiaries were $117.0 million, $120.3 million and $100.2 million at the end of 1997, 1996 and 1995. The Corporation does not expect that additional income taxes will be incurred on future distributions of such earnings and, accordingly, no deferred income taxes have been provided for the distribution of these earnings to the parent company.

   The Corporation made income tax payments of $76.0 million, $69.7 million and $63.5 million in 1997, 1996 and 1995.

   Note 7 - Financial Instruments

   The Corporation uses derivative instruments to manage well-defined interest rate and foreign currency exposures. The Corporation does not use derivative instruments for trading purposes. The criteria used to determine if hedge accounting treatment is appropriate are (i) the designation of the hedge to an underlying exposure, (ii) whether or not overall risk is being reduced, and (iii) if there is a correlation between the value of the derivative instrument and the underlying obligation.

   Foreign Currency Derivative Instruments: The Corporation has operations in a number of countries and has intercompany transactions among them and, as a result, is exposed to changes in foreign currency exchange rates. The Corporation manages most of these exposures on a consolidated basis, which allows netting certain exposures to take advantage of any natural offsets. To the extent the net exposures are hedged, forward contracts are used. Gains and/or losses on these foreign currency hedges are included in income in the period in which the exchange rates change. Gains and/or losses have not been material to the consolidated financial statements.

   At January 3, 1998, the Corporation had forward exchange contracts to exchange Australian dollars, British pounds, Dutch guilders, French francs, German marks, Irish punts, Italian lira and Spanish pesetas for a U.S. dollar equivalent of $79.8 million.

   Interest Rate Swap Agreements: The Corporation enters into interest rate swap agreements to manage interest costs and risks associated with changing interest rates. The differentials paid or received on interest rate agreements are accrued and recognized as adjustments to interest expense. Gains and losses realized upon settlement of these agreements are deferred and amortized to interest expense over a period relevant to the agreement if the underlying hedged instrument remains outstanding, or immediately if the underlying hedged instrument is settled.

   The Corporation has interest rate swap agreements in place to pay fixed interest rates in exchange for floating interest rate payments. At January 3, 1998 and December 28, 1996, the notional principal amounts outstanding of these agreements was $32.1 million and $35.7 million.

   Credit Concentrations: The Corporation is exposed to credit losses in the event of non-performance by the counterparties to its interest rate swap and foreign exchange contracts. The Corporation does not anticipate non-performance by the counterparties. The Corporation does not obtain collateral or other security to support financial instruments subject to credit risk, but monitors the credit standing of the counterparties and enters into agreements only with financial institution counterparties with a credit rating of A- or better.

   While the Corporation primarily sells to professional technicians and shop owners, the Corporation's accounts receivable do not represent significant concentrations of credit risk because of the diversified portfolio of individual customers and geographic areas.

   Fair Value of Financial Instruments: Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosure about Fair Value of Financial Instruments," requires the Corporation to disclose the fair value of financial instruments for both on- and off-balance sheet assets and liabilities for which it is practicable to estimate that value. The following methods and assumptions were used in estimating the fair value for financial instruments:

        Installment contracts: A discounted cash flow analysis was performed over the average life of a contract using a discount rate currently available to the Corporation adjusted for credit quality, cost and profit factors. As of January 3, 1998, and December 28, 1996, the fair value was approximately $168.2 million and $408.2 million versus a book value of $159.4 million and $379.7 million.

        Interest rate swap agreements: The fair value of the agreements was based on a quote from the financial institution with which the Corporation executed the transactions. As of January 3, 1998, and December 28, 1996, the cost to terminate the agreements was $1.0 million and $0.9 million.

        All other financial instruments: The carrying amounts approximate fair value based on quoted market prices or discounted cash flow analysis for cash equivalents, debt, forward exchange contracts and other financial instruments.

   Note 8 - Pension Plans

   The Corporation has several non-contributory pension plans covering most employees, including certain employees in foreign countries. Retirement benefits are generally provided based on employees' years of service and average earnings or stated amounts for years of service. Normal retirement age is 65, with provisions for earlier retirement. The Corporation recognizes retirement plan expenses in accordance with Statement of Financial Accounting Standards (SFAS) No. 87, "Employers' Accounting for Pensions," and contributes amounts to the plans, with most using the actuarially computed entry age normal cost method, which includes, in certain defined retirement benefit plans, amortization of past service cost over a maximum of 30 years.

   The Corporation has several non-U.S. subsidiary pension plans that do not report pension expense in accordance with SFAS No. 87, as these plans and the related pension expense are not material.

   The Corporation's net pension expense included the following components:

   (Amounts in thousands)                   1997      1996      1995
   Service cost - benefits
     earned during year                 $ 14,630  $ 13,191  $ 10,813
   Interest cost on
     projected benefits                   28,047    25,657    23,764
   Less actual return
     on plan assets                      (76,768)  (40,788)  (53,895)
   Net amortization and deferral:
     Actual return on plan
      assets in excess of (less
      than) projected return              46,641    14,226    28,721
     Amortization of net
      assets at transition                (1,193)   (1,084)   (1,401)
     Other                                 1,170       865     1,431
                                        --------  --------  --------
   Net pension expense                  $ 12,527  $ 12,067  $  9,433


   The funded status of the Corporation's U.S. pension plans was as follows:

                                         1997                    1996
                                   Assets Accumulated      Assets Accumulated
                                   Exceed    Benefits      Exceed    Benefits
                              Accumulated      Exceed Accumulated      Exceed
   (Amounts in thousands)        Benefits      Assets    Benefits      Assets
   Actuarial present value of
     accumulated benefits:
     Vested benefits            $277,217     $ 6,589    $249,753     $ 6,166
     Non-vested benefits          39,745       3,836      38,221       2,348
                               ---------    --------   ---------     -------
   Accumulated benefit
     obligation                  316,962      10,425     287,974       8,514
   Effect of projected
     future salary increases      58,175       3,152      48,485       2,946
                               ---------    --------   ---------     -------
   Projected benefit obligation  375,137      13,577     336,459      11,460
   Plan assets at market value   439,235           -     370,058           -
                               ---------    --------   ---------     -------
   Plan assets in excess of
    (less than) projected
     benefit obligation           64,098     (13,577)     33,599     (11,460)
   Unrecognized net assets
     at year-end                  (6,054)         32      (7,119)         91
   Unrecognized net (gain) or
     loss from experience
     different from assumed     (120,749)      4,189     (82,238)      3,292
   Unrecognized prior
    service cost                   9,048         435       9,708         493
   Additional minimum
     liability                         -        (553)          -        (640)
                               ---------    --------   ---------     -------
   Pension liability           $ (53,657)   $ (9,474)  $ (46,050)    $(8,224)

   The actuarial present value of the projected benefit obligation was determined using a discount rate of 7.50% for 1997 and 7.75% for 1996. The projected future salary increase assumption was 5.0% and the expected long-term rate of return on plan assets was 9.0% for the two years reported.

   Plan assets are stated at market value and primarily consist of corporate equities and various debt securities.

   The pension liability for 1997 consists of a current liability of $3.5 million and a long-term liability of $59.6 million. The long-term liability represents pension obligations that are not expected to be funded during the next 12 months.

   Note 9 - Retiree Health Care

   The Corporation provides certain health care benefits for most retired U.S. employees. The majority of the Corporation's U.S. employees become eligible for those benefits if they reach early retirement age while working for the Corporation; however, the age and service requirements for eligibility under the plans have been increased for certain employees hired on and after specified dates since 1992. Generally, most plans pay stated percentages of covered expenses after a deductible is met. There are several plan designs, with more recent retirees being covered under a comprehensive major medical plan. In determining benefits, the plans take into consideration payments by Medicare and other coverages.

   For employees retiring under the comprehensive major medical plans, there are contributions required, and these plans contain provisions allowing for benefit and coverage changes. The plans require retirees to contribute either the full cost of the coverage, or amounts estimated to exceed a capped per-retiree annual cost commitment by the Corporation. Most employees hired since 1994 are required to pay the full cost. The Corporation does not fund the retiree health care plans.

   The Corporation recognizes postretirement health care expense in accordance with Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions."

   The components of the expense for postretirement health care benefits are as follows:

   (Amounts in thousands)                    1997      1996       1995
   Net periodic cost
   Service cost - benefits attributed
     service during the period             $1,945    $2,012     $1,707
   Interest cost on accumulated
     postretirement benefit obligation      5,467     5,273      5,228
   Amortization of unrecognized
     net gain                                (527)     (487)      (622)
   Net postretirement health
     care expense                          $6,885    $6,798     $6,313

   The components of the accumulated postretirement benefit obligation are as follows:

   (Amounts in thousands)                              1997       1996
   Accumulated postretirement
     benefit obligation:
     Retirees                                       $36,741    $35,329
     Fully eligible active plan participants         13,537     11,481
     Other active plan participants                  27,502     26,205
                                                   --------    -------
   Accumulated postretirement
     benefit obligation                              77,780     73,015
   Unrecognized net gain                             13,040     15,067
                                                   --------    -------
   Postretirement liability                         $90,820    $88,082

   The accumulated postretirement benefit obligation at the end of 1997 consists of a current liability of $3.9 million and a long-term liability of $86.9 million. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.50% at the end of 1997 and 7.75% at the end of 1996.

   The actuarial calculation assumes a health care trend rate of 8.5% in 1998 for benefits paid on pre-Medicare retirees, decreasing gradually to 5.0% in the year 2003 and thereafter. For benefits paid on Medicare-eligible retirees, a health care trend rate of 7.7% was assumed in 1998, decreasing to 5.0% in the year 2007 and thereafter.

   As of January 3, 1998, a one percentage point increase in the health care cost trend rate for future years would not materially affect the accumulated postretirement benefit obligation or the service cost and interest cost components.

   Note 10 - Stock Option and Purchase Plans

   On June 28, 1996, the board of directors approved a three-for-two stock split of the Corporation's common stock. Distribution of shares in connection with the stock split was made on September 10, 1996. All share-related amounts in these financial statements reflect that split.

   The Corporation has a stock option plan for directors, officers and key employees with expiration dates on the options ranging from 1999 to 2007. The plan provides that options be granted at exercise prices equal to market value on the date the option is granted.

   The Corporation offers shareholders a convenient way to increase their investment in the Corporation through a no-commission dividend reinvestment and stock purchase plan. Participating shareholders may invest the cash dividends from all or a portion of their common stock to buy additional shares. The program also permits shareholders to invest cash for additional shares that are purchased for them each month. For 1997, 1996 and 1995, shares issued under the dividend reinvestment and stock purchase plan totaled 19,764, 24,283 and 26,567. At January 3, 1998, 1,979,090 shares were available for purchase under this plan. Subsequent to the end of 1997, the plan was amended to add more features, including initial investments from new investors and weekly stock purchases.

   Employees of the Corporation are entitled to participate in an employee stock ownership plan. The purchase price of the common stock is the lesser of the mean of the high and low price of the stock on the beginning date (May 15) or ending date (May 14) of each plan year. The board of directors may terminate this plan at any time. For 1997, 1996 and 1995, shares issued under the employee stock ownership plan totaled 120,978, 131,432 and 73,409. At January 3, 1998, shares totaling 790,605 were reserved for issuance to employees under this plan, and the Corporation held contributions of $1.9 million for the purchase of common stock.

   Franchised dealers are entitled to participate in a dealer stock ownership plan. The purchase price of the common stock is the lesser of the mean of the high and low price of the stock on the beginning date (May 15) or ending date (May 14) of each plan year. The board of directors may terminate this plan at any time. For 1997, 1996 and 1995, shares issued under the dealer stock ownership plan totaled 133,679, 117,902 and 84,701. At January 3, 1998, 630,984 shares were reserved for issuance to franchised dealers under this plan, and the Corporation held contributions of $2.8 million for the purchase of common stock.

   Non-employee directors receive a mandatory minimum of 25% and an elective maximum of up to 100% of their fees and retainer in shares of the Corporation's stock. Directors may elect to defer receipt of all or part of these shares. For 1997, 1996 and 1995, shares issued under the Directors' Fee Plan totaled 3,008, 3,140 and 8,613. Additionally, receipt of 3,226, 6,327 and 2,588 shares were deferred in 1997, 1996 and 1995. At January 3, 1998, 268,096 shares were reserved for issuance to directors under this plan.

   The Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," effective January 1996. As permitted, the Corporation continued its current method of accounting for stock-based compensation plans in accordance with Accounting Principles Board (APB) Opinion No. 25.

   In accordance with SFAS No. 123, the fair value of each option grant was estimated as of the date of grant using an option pricing model. The Corporation used the following weighted average assumptions, under the Black-Scholes option pricing model, for options granted in 1997, 1996 and 1995, respectively: expected volatility of 17.9%, 21.6% and 21.3%; risk-free interest rates of 6.4%, 5.7% and 7.5%; dividend yield of 2.8%, 3.1% and 3.3%; and expected option lives of 5.8 years, 6.9 years and 5.7 years. If the Corporation had elected to recognize compensation cost for stock-based compensation consistent with the methodology prescribed by SFAS No. 123, net earnings and net earnings per share for 1997, 1996 and 1995 would have changed to the pro forma amounts in the right column.

   (Amounts in thousands
   except per share data)                    1997      1996       1995
   Net earnings:
     As reported                         $150,366  $131,451   $113,330
     Pro forma                            148,354   130,595    111,375
   Earnings per share - basic:
     As reported                         $   2.47  $   2.16   $   1.84
     Pro forma                               2.44      2.14       1.81


   Stock option activity was as follows:

                                                      1997                        1996                         1995
                                                              Weighted                     Weighted                     Weighted
                                                               Average                      Average                      Average
                                               Options  Exercise Price      Options  Exercise Price      Options  Exercise Price
   Outstanding at beginning of period        2,007,423          $21.90    2,498,742          $21.54    2,329,826          $20.99
   Granted                                     480,125           37.13       72,000           30.52      714,750           21.06
   Exercised                                  (364,802)          21.64     (370,146)          20.78     (516,044)          18.40
   Canceled                                     (8,518)          31.24     (193,173)          22.56      (29,790)          21.51
                                             ---------          ------    ---------          ------    ---------          ------
   Outstanding at end of period              2,114,228          $25.37    2,007,423          $21.90    2,498,742          $21.54
                                             =========          ======    =========          ======    =========          ======
   Exercisable at end of period              1,663,253          $22.18    1,792,859          $21.88    2,122,736          $21.52

   Available for grant at end of period      3,071,746                    3,543,353                    1,892,390



   The weighted average fair value of options, calculated using the Black-Scholes option pricing model, granted during the years ended January 3, 1998, December 28, 1996, and December 30, 1995, were $7.86, $6.99 and
   $4.91. The following table summarizes information about stock options outstanding as of January 3, 1998:


                     1997 Options Outstanding       1997 Options Exercisable
                        Weighted Average  Weighted                  Weighted
   Range of                Remaining      Average                   Average
   Exercise      Number    Contractual    Exercise     Number       Exercise
   Prices      Outstanding   Life          Price     Exercisable     Price
   $19 to $25    1,555,664   5.0          $21.53      1,555,664     $21.53
   $25 to $31       62,589   7.4           29.37         62,589      29.37
   $31 to $38      495,975   9.0           36.91         45,000      34.76
                 ---------   ---          ------      ---------     ------
   Totals        2,114,228   6.0          $25.37      1,663,253     $22.18

   Note 11 - Capital Stock

   On June 27, 1997, the Corporation's board of directors authorized the repurchase of $100.0 million of the Corporation's common stock over a two-year period. At the end of 1997, substantially all of the authorization remained available. In 1996, the Corporation's board of directors approved an ongoing authorization to repurchase stock in an amount equivalent to that necessary to prevent dilution created by shares issued for stock options, employee and dealer stock purchase plans, and other corporate purposes. In 1997, the Corporation repurchased 986,333 shares of its common stock at an average price of $42.91. In 1996, the Corporation repurchased 615,750 shares of its common stock at an average price of $31.12.

   On August 22, 1997, the board of directors declared a dividend distribution of one preferred stock purchase right for each share of the Corporation's outstanding common stock. The rights are exercisable only if a person or group acquires 15% or more of the Corporation's common stock ("Acquiring Person") or publicly announces a tender offer to become an Acquiring Person. Each right may then be exercised to purchase one one-hundred-and- fiftieth of a share of Series A Junior Preferred Stock for $190, but if a person or group becomes an Acquiring Person, then each right entitles the holder (other than an Acquiring Person) to acquire common stock of the Corporation having a market value equivalent to two times the current purchase price. If the Corporation is acquired in a merger or other business combination not approved by the board of directors, then each holder of a right will be entitled to purchase common stock of the surviving company having a market value equivalent to two times the current purchase price. The effect of the rights is to cause ownership dilution to a person or group attempting to acquire the Corporation without approval of the Corporation's board of directors. The rights expire on November 3, 2007, and may be redeemed by the Corporation at a price of $.01 per right under certain circumstances.

   Note 12 - Commitments and Contingencies

   The Corporation has entered into certain operating lease agreements on facilities and computer equipment, which extend for varying amounts of time.

   The Corporation's lease commitments require future payments as follows:

          Year Ending             (Amounts in thousands)
             1998                               $17,757
             1999                                12,487
             2000                                 7,667
             2001                                 5,435
             2002                                 4,401
             2003 and thereafter                 14,208

   Rent expenses for worldwide facilities and computer equipment were $18.6 million, $18.0 million and $14.4 million in 1997, 1996 and 1995.

   Tejas Testing Technology One, L.C. and Tejas Testing Technology Two, L.C. (the "Tejas Companies"), former subsidiaries of the Corporation, previously entered into contracts with the Texas Natural Resources Conservation Commission ("TNRCC"), an agency of the State of Texas, to perform automotive emissions-testing services. The Corporation guaranteed payment (the "Guaranty") of the Tejas Companies' obligations under a seven year lease agreement in the amount of approximately $98.8 million plus an interest factor, pursuant to which the Tejas Companies leased the facilities necessary to perform the contracts. The Guaranty was assigned to the lessor's lenders. The Tejas Companies agreed to indemnify the Corporation for any payments it must make under the Guaranty.

   The State of Texas subsequently terminated the emissions program described in the contracts. The Tejas Companies filed for bankruptcy, and commenced litigation in state and federal court against the TNRCC and related entities. As a result, the Corporation recognized the obligation under the Guaranty, which as of January 3, 1998, is $38.5 million, in Other Long-term Liabilities on the accompanying Consolidated Balance Sheets. In addition, the Corporation has recorded as assets the net amounts paid or payable under the Guaranty, which are expected to be received from the State of Texas. These net receivables total $93.7 million as of January 3, 1998, and are included in Intangible and Other Assets on the accompanying Consolidated Balance Sheets.

   Subsequent to January 3, 1998, the settlement agreement was approved by the U.S. Bankruptcy Court. Pursuant to this settlement agreement, the obligation under the Guaranty previously recorded as a contingent liability has been satisfied. The remaining net receivable of $55.2 million represents the expected reimbursement of funds paid by the Corporation on the Guaranty. The Corporation expects to receive $19.0 million toward the net receivable in settlement payments by May 31, 1999, which payments have been appropriated by the Texas Legislature. The Corporation expects to receive further payments in an amount sufficient to satisfy the balance of the net receivables by August 31, 2001, which payments are subject to appropriation. The Corporation believes that ultimate recovery of the net receivables is probable.

   Note 13 - Reporting Segments

   The Corporation operates predominantly in a single industry as a manufacturer and distributor of tools and equipment for the professional technician and other customers.

   The following table presents information about the Corporation by geographic area:

   (Amounts in       North
    thousands)     America     Europe    Other  Eliminations Consolidated
   Net sales to
    unaffiliated
    customers
   1997         $1,317,440   $274,353  $80,422    $       -    $1,672,215
   1996          1,138,016    268,818   78,445            -     1,485,279
   1995          1,029,516    183,301   79,308            -     1,292,125

   Transfers between
    geographic areas
   1997         $  109,325   $  3,540  $     4    $(112,869)   $        -
   1996            106,224      2,907        6     (109,137)            -
   1995             98,531      2,478      123     (101,132)            -

   Operating income
   1997         $  246,909   $ 18,055  $ 3,020    $  (2,447)   $  265,537
   1996            196,866     20,994    4,235       (1,569)      220,526
   1995            180,438      6,201    6,446       (4,441)      188,644

   Identifiable assets
   1997         $1,359,120   $262,063  $41,932    $ (21,758)   $1,641,357
   1996          1,274,908    226,286   39,748      (20,154)    1,520,788
   1995          1,144,938    206,177   36,413      (26,555)    1,360,973

   Transfers between geographic areas primarily represent intercompany export sales of U.S.-produced goods and are accounted for based on established sales prices between the related companies. Export sales to foreign unaffiliated customers represent less than 10% of consolidated net sales. In computing operating income for foreign subsidiaries, no allocations of general corporate expenses, interest or income taxes have been made.

   Quarterly Financial Information

   Unaudited
   (Amounts in thousands
    except per share data)        1997           1996           1995
   Net sales
   1st Quarter              $  375,299     $  344,364     $  309,107
   2nd Quarter                 409,231        384,554        326,816
   3rd Quarter                 391,162        347,202        309,065
   4th Quarter                 496,523        409,159        347,137
                            ----------     ----------     ----------
                            $1,672,215     $1,485,279     $1,292,125
   Gross profit
   1st Quarter              $  192,967     $  173,829     $  159,269
   2nd Quarter                 207,667        194,129        167,247
   3rd Quarter                 199,294        176,478        158,039
   4th Quarter                 243,900        206,348        178,936
                            ----------     ----------     ----------
                            $  843,828     $  750,784     $  663,491
   Net earnings
   1st Quarter              $   33,854     $   29,650     $   26,460
   2nd Quarter                  38,971         34,528         29,718
   3rd Quarter                  35,514         30,765         26,329
   4th Quarter                  42,027         36,508         30,823
                            ----------     ----------     ----------
                            $  150,366     $  131,451     $  113,330
   Earnings per weighted
    average common
    share - basic*
   1st Quarter              $      .56     $      .49     $      .42
   2nd Quarter                     .64            .56            .48
   3rd Quarter                     .58            .51            .43
   4th Quarter                     .69            .60            .51
                            ----------     ----------     ----------
                            $     2.47     $     2.16     $     1.84
   Earnings per weighted
    average common
    share - diluted*
   1st Quarter              $      .55     $      .48     $      .42
   2nd Quarter                     .63            .56            .48
   3rd Quarter                     .58            .50            .43
   4th Quarter                     .68            .59            .50
                            ----------     ----------     ----------
                            $     2.44     $     2.13     $     1.83

   *Adjusted for the three-for-two stock split in 1996.


   (CHART)

   Six-year Data

   (Amounts in thousands except share data)         1997         1996          1995         1994          1993           1992
   Summary of operations
   Net sales                                  $1,672,215   $1,485,279    $1,292,125   $1,194,296    $1,132,010       $983,800
   Gross profit                                  843,828      750,784       663,491      608,837        95,728        509,413
   Operating expenses                            650,182      594,527       538,021      510,361       509,910        457,384
   Operating profit before net finance income    193,646      156,257       125,470        8,476        85,818         52,029
   Net finance income                             71,891       64,269        63,174       60,458         1,115         63,646
   Operating income                              265,537      220,526       188,644      158,934        46,933        115,675
   Interest expense                               17,654       12,649        13,327       10,806         1,198          5,969
   Other income (expense) - net                  (9,207)          776         4,572        5,541          756           (131)
   Earnings before income taxes                  238,676      208,653       179,889      153,669        36,491        109,575
   Income taxes                                   88,310       77,202        66,559       55,355         0,679         43,600
   Net earnings                                  150,366      131,451       113,330       98,314         5,812         65,975
                                              ----------   ----------    ----------   ----------    ----------       --------
   Financial position
   Current assets                             $1,021,709   $1,017,324    $  946,689   $  873,020    $  854,598       $832,603
   Current liabilities                           352,530      341,371       336,075      237,869        08,037        317,074
   Working capital                               669,179      675,953       610,614      635,151        46,561        515,529
   Accounts receivable                           539,589      651,739       610,064      568,378        39,949        508,092
   Inventories                                   373,155      269,750       250,434      229,037        49,102        216,262
   Property and equipment - net                  265,765      245,294       220,067      209,142        24,810        226,498
   Total assets                                1,641,357    1,520,788     1,360,973    1,234,905      ,218,933      1,172,413
   Long-term debt                                151,016      149,804       143,763      108,980         9,683         93,106
   Shareholders' equity                          892,137      828,161       750,732      766,398        01,663        664,665
                                              ----------   ----------    ----------   ----------    ----------       --------
   Common share summary*
   Net earnings per share - basic             $     2.47   $     2.16    $     1.84   $     1.53    $     1.34       $   1.04
   Cash dividends paid per share                     .82          .76           .72          .72           .72            .72
   Shareholders' equity per share                  14.74        13.62         12.35        11.91         10.99          10.45
   Weighted average shares
    outstanding - basic                       60,845,467   60,967,865    61,510,500   64,187,874     3,856,175     63,515,672
                                              ----------   ----------    ----------   ----------    ----------       --------
   Other statistics
   Cash dividends paid                        $   49,888   $   46,323    $   44,113   $   46,197    $   45,942       $ 45,718
   Dividends paid as a percent
    of net earnings                                33.2%        35.2%         38.9%         7.0%        53.5%           69.3%
   Capital expenditures                           55,442       52,333        31,581       41,788         3,248         21,081
   Depreciation and amortization                  38,377       31,879        31,534       29,632         2,131         29,457
   Current ratio                                     2.9          3.0           2.8          3.7           2.8            2.6
   Percent of total debt to total capital          16.4%        17.3%         18.5%        13.5%          9.3%          19.5%
   Effective tax rate                              37.0%        37.0%         37.0%        36.0%          7.1%          39.8%
   Operating income as a percent of net sales      15.9%        14.8%         14.6%         3.3%         13.0%          11.8%
   Net earnings as a percent of net sales           9.0%         8.9%          8.8%         8.2%          7.6%           6.7%
   Return on average shareholders' equity          17.5%        16.7%         14.9%        13.4%          2.6%          10.0%
   Shareholders of record                         10,738       10,556         9,657        9,292         9,047          9,173
   Common stock price range*                 46.31-34.25  38.25-27.33   31.50-20.67  29.58-19.33    9.67-20.33    26.67-18.00

   *Adjusted for the three-for-two stock split in 1996.


               Management's Responsibility for Financial Reporting

   The management of Snap-on Incorporated is responsible for the preparation and integrity of all financial statements and other information contained in this Annual Report. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles and necessarily include amounts based on judgments and estimates by management giving due consideration to materiality. The Corporation maintains internal control systems designed to provide reasonable assurance that the Corporation's financial records reflect the transactions of the Corporation and that its assets are protected from loss or unauthorized use. A staff of internal auditors conducts operational and financial audits to evaluate the adequacy of internal controls and accounting practices.

   The Corporation's consolidated financial statements have been audited by Arthur Andersen LLP, independent public accountants, whose report thereon appears below. As part of their audit of the Corporation's consolidated financial statements, Arthur Andersen LLP considered the Corporation's system of internal control to the extent they deemed necessary to determine the nature, timing and extent of their audit tests. Management has made available to Arthur Andersen LLP the Corporation's financial records and related data.

   The Audit Committee of the board of directors is responsible for reviewing and evaluating the overall performance of the Corporation's financial reporting and accounting practices. The Committee meets periodically and independently with management, internal auditors and the independent public accountants to discuss the Corporation's internal accounting controls, auditing and financial reporting matters. The internal auditors and independent public accountants have unrestricted access to the Audit Committee.

        Robert A. Cornog              Donald S. Huml
        Chairman, President and       Senior Vice President -
        Chief Executive Officer       Finance and Chief Financial Officer

                    Report of Independent Public Accountants

   To the Board of Directors and
   Shareholders of Snap-on Incorporated:

   We have audited the accompanying consolidated balance sheets of Snap-on Incorporated (a Delaware Corporation) and subsidiaries as of January 3, 1998, and December 28, 1996, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the three years in the period ended January 3, 1998. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Snap-on Incorporated and subsidiaries as of January 3, 1998, and December 28, 1996, and the consolidated results of their operations and cash flows for each of the three years in the period ended January 3, 1998, in conformity with generally accepted accounting principles.

                                 ARTHUR ANDERSEN LLP

   Chicago, Illinois
   January 27, 1998

   Investor Information

   Common Stock High/Low Prices*

   Quarter              1997                      1996
   First           $42.38  -  $34.25         $31.67  -  $28.50
   Second           41.00  -   35.25          32.92  -   30.00
   Third            44.88  -   39.19          32.63  -   27.33
   Fourth           46.31  -   41.50          38.25  -   31.88

   Dividends Paid per Common Share*

   Quarter          1997       1996
   First            $.20       $.18
   Second            .20        .18
   Third             .21        .20
   Fourth            .21        .20
                    ----       ----
   Total            $.82       $.76

   Exchange Listing

   Snap-on Incorporated common stock is listed on the New York Stock
   Exchange, Ticker Symbol   SNA.

   Transfer Agent and Registrar

   First Chicago Trust Company of New York
   P.O. Box 2500
   Jersey City, NJ  07303-2500

   or

   525 Washington Boulevard
   Jersey City, NJ 07310


   Shareholder Inquiries

   Shareholders with questions may call the Transfer Agent, First Chicago Trust Company of New York, toll-free at 1-800-446-2617 or e-mail fctc@em.fcnbd.com. The deaf and hearing-impaired can call (201) 222-4955.

   Dividend Record and Pay Dates for 1998

   Quarter        Record Date         Pay Date
   First          February 17         March 10
   Second         May 20              June 10
   Third          August 20           September 10
   Fourth         November 19         December 10


   Dividend Reinvestment and Direct Stock Purchase Plan

   Investors may purchase stock directly from the company and increase their investment through a no-commission dividend reinvestment and direct stock purchase plan. For information write to:

     First Chicago Trust Company of New York
     Snap-on Dividend Reinvestment and Direct Stock Purchase Plan
     P.O. Box 2598
     Jersey City, NJ  07303-2598
     Or call:  1-800-446-2617

   Form 10-K and Other Financial Publications

   These publications are available without charge. Contact the public relations department at P.O. Box 1410, Kenosha, WI 53141-1410, call (414) 656-4808 (recorded message), or e-mail financials@snapon.com.

   Analyst Contact

   Securities analysts and other investors seeking information about the
   corporation should contact Lynn McHugh, vice president   investor
   relations, (414) 656-6488.

   Independent Auditors

   Arthur Andersen LLP
   33 West Monroe Street
   Chicago, Illinois 60603
   (312) 580-0033

   Annual Meeting

   The Annual Meeting of Shareholders will be held at the Racine Marriott, 7111 Washington Avenue, Racine, Wisconsin, at 10:00 a.m. on Friday, April 24, 1998.

   Corporate Offices

   P.O. Box 1430
   Kenosha, Wisconsin 53141-1430
   (414) 656-5200
   Internet address:  www.snapon.com

   *Adjusted for the three-for-two stock split in 1996.